Exhibit 15.1

April 17, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Chunghwa Telecom Co., Ltd.’s Annual Report on Form 20-F dated April 17, 2024 (the “Annual Report”), and have the following comments:

1.
We agree with the statements made in the first sentence of the first paragraph and the second, third, and fourth paragraphs of Item 16F of the Annual Report.
2.
We have no basis on which to agree or disagree with the statements made in the last sentence of the first paragraph and the fifth paragraph of Item 16F of the Annual Report.

Yours truly,

/s/ DELOITTE & TOUCHE

Deloitte & Touche

Taipei, Taiwan

Republic of China